Exhibit 10.1

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “First Amendment”), dated as of March 28, 2019, is entered into by and between POSIG Investors, LLC, a Delaware limited liability company (“Landlord”) and Albireo Pharma, Inc., a Delaware corporation (“Tenant”).

W I T N E S S E T H

WHEREAS, Landlord and Tenant are the current parties to that certain Office Lease Agreement dated as of February 7, 2017 by and between SHIGO 10 PO Owner LLC, a Delaware limited liability company, as landlord, and Tenant, as tenant (the “Lease”);

WHEREAS, the Lease relates to the premises (hereafter, the “Existing Premises”) measuring approximately 5,116 rentable square feet located on the fifth (5th) floor of the South Tower of the building known and numbered as 10 Post Office Square, Boston, Massachusetts (the “Building”); and

WHEREAS, Landlord and Tenant wish to modify and amend the Lease subject to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the covenants herein reserved and contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.                                      Extension of Term.  The term (the “Term”) of the Lease is presently due to expire on April 30, 2022.  The Term of the Lease is hereby extended through the date ending eighty-eight (88) months after the Replacement Premises Commencement Date, such ending date being known as the “Expiration Date.”  As used herein, the “Replacement Premises Commencement Date” shall mean the date upon which Landlord’s Replacement Premises Work (as hereinafter defined) is Substantially Complete (as hereinafter defined).  When the Replacement Premises Commencement Date and the Expiration Date have been determined in accordance with the provisions set forth in this First Amendment, the parties hereto shall execute an instrument setting forth such dates and said instrument shall be deemed a supplement to and part of this First Amendment; provided, however, that the failure of the parties to execute and deliver such an instrument shall not defer the Replacement Premises Commencement Date or otherwise invalidate this First Amendment.

2.                                      Replacement of Existing Premises with Replacement Premises.  Effective as of the Replacement Premises Commencement Date, the Lease is hereby amended to replace the Existing Premises with the premises (hereafter, the “Replacement Premises”) measuring approximately 14,734 rentable square feet located on the tenth (10th) floor of the South Tower of the Building and shown on Exhibit A attached hereto and made a part hereof.  Thereafter, all references to the “Premises” in the Lease shall be deemed to exclude the Existing Premises and include the Replacement Premises.

3.                                      Condition of Replacement Premises.  Except for Landlord’s Replacement Premises Work, Tenant shall accept the Replacement Premises in “AS IS, WHERE IS, WITH ALL FAULTS” condition, and without any representations or warranties by Landlord as to the condition of the Replacement Premises or the suitability thereof for Tenant’s use.

3.1                               Landlord’s Replacement Premises Work; Scope of Work; Concept Plan.  Landlord and Tenant have approved the scope of work (the “Scope of Work”) attached hereto as Exhibit B and the concept plan (the “Concept Plan”) attached hereto as Exhibit C.  Subject to the terms and conditions contained herein, Landlord, at Landlord’s sole cost and expense up to the amount of Landlord’s Contribution (as hereinafter defined), shall perform the work necessary in order to deliver the Replacement Premises in accordance with the Scope of Work and the Concept Plan (such work, “Landlord’s Replacement Premises Work”).  Tenant acknowledges and agrees that Landlord’s Replacement Premises Work shall exclude the purchase and installation of (1) Tenant’s office furniture, fixtures, and equipment, (2) Tenant’s kitchen appliances and equipment, (3) Tenant’s communications systems and security systems, and (4) any supplemental heating and cooling units, regardless of whether any of the foregoing items may be referenced in the Scope of Work or shown on the Concept Plan.

3.2                               Building Standard; Finish Selections.  Landlord shall perform Landlord’s Replacement Premises Work in the manner and with the materials selected by Landlord as the standard for the Building subject to availability and Landlord’s right to select alternative types, models, brands, grades, designs, manufacturers and suppliers from time to time as the standard for the Building (“Building Standard”).  If Tenant has not already done so, Tenant agrees to makes its finish selections from Landlord’s Building Standard specifications within two (2) Business Days after the date of this First Amendment.  Tenant’s failure to make its finish selections within two (2) Business Days after the date of this First Amendment shall be deemed a Tenant Delay (as hereinafter defined) without the need for further notice from Landlord.  If there are any additional actions required to be taken by Tenant in order for Landlord to commence and complete Landlord’s Replacement Premises Work, Landlord shall furnish Tenant with a construction schedule setting forth such additional actions, and the corresponding deadlines therefor, and Landlord may from time to time during the construction of Landlord’s Replacement Premises Work modify such construction schedule as needed.

3.3                               Substantial Completion of Landlord’s Replacement Premises Work.  Landlord’s Replacement Premises Work shall be deemed “Substantially Complete” when Landlord’s construction representative confirms that Landlord’s Replacement Premises Work has been completed in accordance with the Scope of Work and the Concept Plan, subject only to minor incomplete items that do not prevent or interfere with Tenant lawfully occupying the entire Replacement Premises for the Permitted Use (the “Punchlist Items”).  Subject to delays due to events of Force Majeure and Tenant Delay, Landlord shall use commercially reasonable efforts to Substantially Complete Landlord’s Replacement Premises Work on or before July 1, 2019 (the “Target Delivery Date”), but Tenant shall have no claim against Landlord for failure to Substantially Complete Landlord’s Replacement Premises Work by such date.  Notwithstanding the foregoing, in the event Landlord fails to deliver possession of the Replacement Premises with Landlord’s Replacement Premises Work Substantially Complete on or before September 1, 2019 (except for delays due to events of Force Majeure or Tenant Delay), then Landlord shall provide Tenant with a credit of one (1) day’s Base Rent for each day after

September 1, 2019 until Landlord delivers possession of the Replacement Premises with Landlord’s Replacement Premises Work Substantially Complete.  The foregoing credit shall be applied on a day-for-day basis beginning in Month 5 following the Replacement Premises Commencement Date when Base Rent is calculated on the entire 14,734 rentable square feet of the Replacement Premises.

3.4                               Extra Work.  If (1) Tenant requests any changes to the Scope of Work or the Concept Plan, or (2) Tenant requests that Landlord perform or supply any additional work or non-Building Standard work, installations, materials or finishes over and above, or in lieu of, Landlord’s Replacement Premises Work (each, “Extra Work”), Tenant, at Tenant’s sole cost and expense, shall submit to Landlord all information, plans and specifications necessary for Landlord to review the proposed Extra Work (the “Change Request”).  Landlord shall review such Change Request, and provided such Change Request (a) is acceptable to Landlord, (b) will not affect or be visible from the Common Areas or the exterior of the Building, (c) will not impact the space of any other tenant or occupant of the Building, (d) will not adversely affect the Building Structure or the Building Systems, (e) will not require Landlord to make improvements to the Building or the Property (or undertake special maintenance, repair or replacement obligations with respect to the Building or the Property) not within the scope of those expressly provided for herein, unless Tenant agrees to pay all costs associated with such improvements or obligations, and (f) will not unreasonably delay Landlord’s Replacement Premises Work (clauses (a) through (f) being determined in Landlord’s sole discretion), then Landlord shall submit to Tenant a proposed change order therefor (the “Change Order”), in the standard form then in use by Landlord, which Change Order shall set forth Landlord’s good faith estimate of (i) the cost of such Extra Work and (ii) the time necessary to complete such Extra Work.  Tenant shall have two (2) Business Days following the submission of the Change Order to execute and deliver to Landlord the Change Order, along with payment for the entire cost of the Extra Work (which cost shall include, without limitation, Landlord’s architectural and design fees, construction management fee, and contractor’s price for effecting the change).  If Tenant fails to execute and deliver to Landlord the Change Order, along with payment for the entire cost of the Extra Work, within the time period required herein, then Landlord shall not be obligated to perform any of the work set forth on such Change Order, and Landlord may proceed to perform only Landlord’s Replacement Premises Work as set forth in the Scope of Work and shown on the Concept Plan.

3.5                               Tenant Delay.  A “Tenant Delay” shall mean any actual delay in the substantial completion of Landlord’s Replacement Premises Work resulting from: (1) Tenant’s failure to comply with any of the delivery dates or approval dates relative to the design, planning, pricing, and selection of finishes for Landlord’s Replacement Premises Work, (2) Tenant’s failure to provide responses to requests for information, approvals or disapprovals regarding Landlord’s Replacement Premises Work within the time periods established herein or any construction schedule provided by Landlord (or if not so stated, then within two (2) Business Days after requested by Landlord), (3) Tenant’s requests for Extra Work (even if Tenant elects not to proceed with the Extra Work requested), (4) Tenant’s failure to pay any amounts when due hereunder, (5) any delay resulting from Tenant’s early access to the Replacement Premises, or work being performed by Tenant in the Replacement Premises, while Landlord is performing Landlord’s Replacement Premises Work, or (6) any other act or failure to act by Tenant, Tenant’s employees, agents, architects, engineers, contractors, consultants and/or any other person performing or required to perform services on behalf of Tenant.  Notwithstanding anything contained herein or elsewhere in this First Amendment to the contrary, if there is any increase in the cost of Landlord’s Replacement Premises Work as a result of a Tenant Delay or if Landlord is delayed in substantial completion of Landlord’s Replacement Premises Work as a result of a Tenant Delay, then (a) Tenant shall be responsible for the increase in the cost of Landlord’s Replacement Premises Work, and (b) the Replacement Premises Commencement Date shall be deemed to be the date on which Landlord’s Replacement Premises Work would have been Substantially Complete but for the Tenant Delay as determined by Landlord.  Tenant’s failure to pay any sums due hereunder within ten (10) days after receipt of Landlord’s written demand therefor shall be an Event of Default hereunder.

3.6                               Punchlist Items.  Promptly following delivery of the Replacement Premises to Tenant with Landlord’s Replacement Premises Work with respect thereto Substantially Complete, Landlord, Tenant and their respective construction representatives shall inspect the Replacement Premises and prepare a list (the “Punchlist”) of the Punchlist Items.  Subject to delays due to events of Force Majeure and Tenant Delay, Landlord shall use commercially reasonable efforts to complete all Punchlist Items within thirty (30) days after the date of the Punchlist, but Tenant shall have no claim against Landlord for failure to complete all Punchlist Items by such date.

3.7                               Notices Relating to Landlord’s Replacement Premises Work.  Notwithstanding the notice provisions contained in Section 29 (Notices) of the Lease, as amended by Section 15 (Notices) of this First Amendment, Landlord and Tenant acknowledge and agree that any written notices relating to Landlord’s Replacement Premises Work may be sent via email as follows:

If to Landlord, then to Landlord’s construction representative:  Kevin Kiley, kkiley@synergy-inv.com.

If to Tenant, then to Tenant’s construction representative:  Janice Conlon, janice.conlon@albireopharma.com.

3.8                               Landlord’s Contribution.  Subject to the terms and conditions set forth herein, Landlord shall make a contribution of up to $75.00 per rentable square foot of the Replacement Premises (i.e., a maximum of $1,105,050.00 based on 14,734 rentable square feet) (“Landlord’s Contribution”) to be used by Landlord toward the costs of performing Landlord’s Replacement Premises Work, which costs shall include the design, permitting, construction and management of Landlord’s Replacement Premises Work (“Landlord’s Work Cost”).  To compensate Landlord for its construction management services in connection with Landlord’s Replacement

Premises Work, Tenant shall pay to Landlord a construction management fee equal to five percent (5%) of Landlord’s Work Cost, which construction management fee shall be deducted from Landlord’s Contribution.  Any cost or expense incurred by Landlord to complete Landlord’s Replacement Premises Work in excess of Landlord’s Contribution shall be at Tenant’s sole cost and expense.  Prior to commencing Landlord’s Replacement Premises Work, Landlord shall make an estimate of Landlord’s Work Cost.  In the event the estimate of Landlord’s Work Cost exceeds Landlord’s Contribution (the “Excess”), Tenant shall make payment to Landlord in an amount equal to the Excess within ten (10) days after demand therefor.  Tenant’s payment of the Excess shall be a condition to Landlord’s obligation to commence Landlord’s Replacement Premises Work.  Once Landlord’s Work Cost has been finally determined, if the final determination of Landlord’s Work Cost exceeds Landlord’s Contribution, Tenant shall make payment to Landlord in an amount equal to the Excess within ten (10) days after demand therefor (after being credited with any payments of the Excess previously made by Tenant).  In no event shall Landlord be responsible for Landlord’s Work Cost in excess of Landlord’s Contribution.

3.9                               Landlord’s Restroom Upgrade Work.  In addition to Landlord’s Replacement Premises Work, Landlord shall provide Building Standard cosmetic upgrades to the Common Area restrooms located on the tenth (10th) floor of the South Tower of the Building, which cosmetic upgrades shall include the installation of new Building Standard partitions and tiling (such work, “Landlord’s Restroom Upgrade Work”).  Subject to delays due to events of Force Majeure and Tenant Delay, Landlord shall use commercially reasonable efforts to Substantially Complete Landlord’s Restroom Upgrade Work within six (6) months after the date of this First Amendment, but Tenant shall have no claim against Landlord for failure to Substantially Complete Landlord’s Restroom Upgrade Work by such date.  Landlord acknowledges and agrees that Landlord’s Restroom Upgrade Work shall be completed at Landlord’s sole cost and expense, and the cost thereof shall not be charged against Landlord’s Contribution or passed through as part of Operating Expenses.

4.                                      Signage for Replacement Premises.  On or before the Replacement Premises Commencement Date, Landlord shall (1) update the alphabetical directory board or other directory device located within the main lobby of the Building to reflect Tenant’s relocation from the Existing Premises to the Replacement Premises, and (2) provide and maintain, in the elevator lobby of the floor on which the Replacement Premises are located, an alphabetical directory board or other directory device listing all tenants on the floor, including a single directory listing for Tenant.  In addition, Tenant shall have the option to install identification signage using Tenant’s corporate name and/or logo at the entrance of the Replacement Premises, subject to Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

5.                                      Surrender of Existing Premises.  Within two (2) Business Days after the Replacement Premises Commencement Date, Tenant shall surrender possession of the Existing Premises to Landlord in good order, condition and repair and in conformity with the applicable provisions of the Lease, including, without limitation, Section 12.2 (Removal) and Section

40 (Surrender of Premises; Holding Over) of the Lease, excepting only reasonable wear and tear, casualty and condemnation.  If Tenant fails to surrender possession of the Existing Premises to Landlord as required herein, such failure shall be deemed a holding over by Tenant under Section 40 (Surrender of Premises; Holding Over) of the Lease, and Landlord shall have all rights and remedies set forth in the Lease in addition to any and all other rights and remedies available to Landlord at law or in equity.  The provisions of this Section 5 shall survive the expiration or earlier termination of the Lease.

6.                                      Base Rent for Replacement Premises.  Effective as of the Replacement Premises Commencement Date, Tenant shall pay Base Rent for the Replacement Premises as set forth in the schedule below and otherwise in accordance with the terms of the Lease.

Period	Annual Base Rent (Based on 12 months)	Monthly Base Rent	Per RSF
Replacement Premises Commencement Date — Month 4 (Based on 9,720 RSF)	$573,480.00	$47,790.00	$59.00
Month 5 — Month 12 (Based on 14,734 RSF)	$869,306.00	$72,442.17	$59.00
Month 13 — Month 24 (Based on 14,734 RSF)	$884,040.00	$73,670.00	$60.00
Month 25 — Month 36 (Based on 14,734 RSF)	$898,774.00	$74,897.83	$61.00
Month 37 — Month 48 (Based on 14,734 RSF)	$913,508.00	$76,125.67	$62.00
Month 49 — Month 60 (Based on 14,734 RSF)	$928,242.00	$77,353.50	$63.00
Month 61 — Month 72 (Based on 14,734 RSF)	$942,976.00	$78,581.33	$64.00
Month 73 — Month 84 (Based on 14,734 RSF)	$957,710.00	$79,809.17	$65.00
Month 85 — Month 88 (Based on 14,734 RSF)	$972,444.00	$81,037.00	$66.00

7.                                      Additional Rent for Replacement Premises — Tenant’s Share of Tax Increases.  Effective as of the Replacement Premises Commencement Date, Tenant’s Share of Tax Increases shall be 5.66%, which is a fraction, the numerator of which shall mean the rentable square footage of the Replacement Premises, and the denominator of which shall mean the rentable square footage of the South Tower of the Building, which is agreed to be 260,546 rentable square feet.  Effective as of the Replacement Premises Commencement Date, Tenant shall pay Tenant’s Share of Tax Increases over a Base Tax Year of fiscal year 2020 (i.e., July 1, 2019 — June 30, 2020).

8.                                      Additional Rent for Replacement Premises — Tenant’s Share of Expense Increases.  Effective as of the Replacement Premises Commencement Date, Tenant’s Share of Expense Increases shall be 5.66%, which is a fraction, the numerator of which shall mean the rentable square footage of the Replacement Premises, and the denominator of which shall mean the rentable square footage of the South Tower of the Building, which is agreed to be 260,546 rentable square feet.  Effective as of the Replacement Premises Commencement Date, Tenant shall pay Tenant’s Share of Expense Increases over a Base Expense Year of calendar year 2019 (i.e., January 1, 2019 — December 31, 2019).

9.                                      Electricity for Replacement Premises.  Landlord shall deliver the Replacement Premises with electricity separately metered.  Effective as of the Replacement Premises Commencement Date, Tenant shall pay for all electricity used by Tenant in the Replacement Premises based on the utility provider’s reading of one or more direct meters, and payable by Tenant to the utility provider upon demand.  Tenant’s use of electrical services shall not exceed in voltage, rated capacity, or overall load that which is standard for the Building.

10.                               Rental Obligations for Existing Premises.  Tenant acknowledges and agrees that, in addition to Tenant’s rental obligations with respect to the Replacement Premises as set forth herein, Tenant shall continue to be obligated for Tenant’s rental obligations with respect to the Existing Premises as set forth in the Lease up to and including the day immediately preceding the Replacement Premises Commencement Date (the “Existing Premises Termination Date”).  Furthermore, all utilities and costs and expenses for which Tenant is responsible with respect to the Existing Premises up to and including the Existing Premises Termination Date shall be paid in full as of the Existing Premises Termination Date.  In the event that any such amounts are not finally determined as of the Termination Date, Tenant shall make payment on account as reasonably estimated by Landlord, if so requested by Landlord, and Tenant shall make final payment of any remaining amounts due within ten (10) days after final billing by Landlord.  Tenant hereby waives all rights under the Lease to audit, or dispute, any amount previously paid under the Lease with respect to the Existing Premises.  Tenant’s rental obligations set forth in this Section 10 shall survive the Existing Premises Termination Date.

11.                               Security Deposit.

11.1                        Landlord and Tenant acknowledge and agree that Landlord is currently holding $65,548.00 as the Security Deposit under the Lease.  Simultaneously with Tenant’s execution of this First Amendment, Tenant shall remit to Landlord, by check or wire transfer of immediately available funds, $467,331.00 (the “Additional Security Deposit”) to be held as additional security for Tenant’s performance of its obligations set forth in the Lease; it being agreed that upon Landlord’s receipt of the Additional Security Deposit, the total amount of the Security Deposit held by Landlord shall be $532,879.00.

11.2                        Notwithstanding the foregoing, provided that (1) Tenant shall not be in an Event of Default beyond any applicable notice and cure period on any Reduction Date (as hereinafter defined), and (2) Tenant shall have a Tangible Net Worth (as hereinafter defined) on each Reduction Date at least equal to or greater than ninety-five percent (95%) of the Tangible Net Worth reflected on Tenant’s Q42018 financial statements (as evidenced by Tenant’s then current financial statements), then at the written request of Tenant, the Security Deposit shall be reduced to (a) $456,753.33 at the end of Month 28 of the Term (as extended by this First Amendment) (the “First Reduction Date”), (b) $380,627.66 at the end of Month 40 of the Term (the “Second Reduction Date”), and (c) $304,501.99 at the end of Month 52 of the Term (the “Third Reduction Date”), and Landlord shall return the applicable portion of the Security Deposit to Tenant within thirty (30) days after receipt of Tenant’s written request therefor.  As used herein, the First Reduction Date, Second Reduction Date, and Third Reduction Date shall each be known as a “Reduction Date.”  Tenant acknowledges and agrees that in the event (i) Tenant shall be in an Event of Default beyond any applicable notice and cure period on any Reduction Date, or (ii) Tenant shall not have a Tangible Net Worth on each Reduction Date at least equal to or greater than ninety-five percent (95%) of the Tangible Net Worth reflected on Tenant’s Q42018 financial statements, the Security Deposit then in effect shall remain in place (without reduction) for the balance of the Term of the Lease.  As used herein, “Tangible Net Worth” shall mean total assets minus intangible assets (including goodwill, patents, trademarks and copyrights) and total liabilities, all as calculated in accordance with generally accepted accounting principles consistently applied.

12.                               Extension Option.  Landlord and Tenant acknowledge and agree that the Extension Option set forth in Section 52 (Extension Option) of the Lease shall remain in full force and effect; provided, however, that Tenant shall be required to give Landlord a minimum of twelve (12) months prior written notice  in order to exercise such Extension Option.

13.                               No Other Options.  Tenant acknowledges and agrees that (1) except with respect to the Extension Option set forth in Section 52 (Extension Option) of the Lease, as amended by Section 12 (Extension Option) of this First Amendment, Tenant has no options or rights to extend the Term of the Lease, (2) Tenant has no options, rights of first offer, rights of first refusal, or other rights to expand the rentable square feet comprising the Premises or lease any other space in the Building, and (3) Tenant has no options to terminate the Lease or contract the rentable square feet comprising the Premises.

14.                               Brokers.  Except for Jones Lang LaSalle (representing Landlord) and CB Richard Ellis (representing Tenant), each party represents and warrants to the other that they have not made any agreement or taken any action which may cause anyone to become entitled to a commission as a result of the transactions contemplated by this First Amendment, and each will indemnify and defend the other from any and all claims, actual or threatened, for compensation by any such third person by reason of such party’s breach of their representation or warranty contained in this First Amendment.  Landlord will pay any commission due to the Broker(s) hereunder pursuant to its separate agreement with the Broker(s) hereunder subject to execution and delivery of this First Amendment by Landlord and Tenant.  The provisions of this Section 14 shall survive the expiration or earlier termination of the Lease.

15.                               Landlord’s Notice Address.  Effective as of the date of this First Amendment, Section 29 (Notices) of the Lease is hereby amended to provide that any notices to Landlord under the Lease shall be submitted to Landlord at the below address (or at such other address as Landlord may hereafter designate by notice to Tenant as required hereby).

POSIG Investors, LLC

c/o Synergy Investments

10 Post Office Square, 14th Floor

Boston, MA 02109

Attention:  Senior Director of Leasing

with a copy to:

Rubin and Rudman LLP

53 State Street

Boston, MA 02109

Attention:  Paul L. Baccari, Esq.

16.                               Landlord’s Rent Payment Address.  Effective as of the date of this First Amendment, Section 6.1 (Payment of Base Rent and Additional Rent) of the Lease is hereby amended to provide that any Rent payments under the Lease shall be made payable to “POSIG Investors, LLC” and submitted to Landlord at the below address (or at such other address as Landlord may hereafter designate by notice to Tenant as required hereby).

POSIG Investors, LLC

c/o Synergy Investments

10 Post Office Square, 14th Floor

Boston, MA 02109

Attention:  Accounting Department

17.                               Representations and Warranties.  Tenant represents, warrants and covenants to Landlord that (1) the Lease is in full force and effect, and (2) to the best of Tenant’s knowledge, Landlord is not in default under the Lease, and no facts or circumstances exist which, with the passage of time or the giving of notice or both, would constitute a Landlord default under the Lease.

18.                               Authority.  Tenant represents, warrants and covenants to Landlord that (1) Tenant is duly formed, has legal existence, is in good standing, and is qualified to do business in the state in which the Building is located, (2) Tenant has full right, power and authority to enter into this First Amendment and has taken all corporate or partnership action, as the case may be, necessary to carry out the transaction contemplated herein, so that when executed, this First Amendment constitutes a valid and binding obligation enforceable in accordance with its terms, and (3) the person or persons executing this First Amendment on behalf of Tenant are duly authorized to do so.

19.                               References; Ratification.  The Lease shall be modified such that each reference to the Lease contained therein shall be deemed to refer to the Lease as amended by this First Amendment.  Except as specifically modified or amended herein, the Lease remains unchanged and in full force and effect and is hereby ratified and confirmed in every respect.

20.                               Conflicts.  In the event of a conflict between this First Amendment and the Lease, this First Amendment shall control.

21.                               Capitalized Terms.  Capitalized terms used in this First Amendment but not defined in this First Amendment have the meanings ascribed to them in the Lease.

22.                               When Binding; Counterparts.  This First Amendment shall be binding upon the parties hereto only upon valid execution and delivery hereof by both Landlord and Tenant.  Upon execution and delivery hereof by Landlord and Tenant, the agreements of the parties hereto shall be binding upon and inure to the benefit of their respective successors and assigns.  This First Amendment may be signed in counterpart originals, which taken together shall constitute one and the same instrument.  Delivery of a copy of a signed counterpart original transmitted by facsimile or as a PDF or similar attachment to an email shall constitute a good and valid execution and delivery of this First Amendment.

23.                               Exhibits.  Additional terms to this First Amendment, if any, are set forth in the attached Exhibits, which are incorporated herein by reference as follows:

Exhibit A — Plan of Replacement Premises

Exhibit B — Scope of Work

Exhibit C — Concept Plan

[SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have caused this First Amendment to be executed as of the date set forth above.

LANDLORD:

POSIG INVESTORS, LLC,
a Delaware limited liability company

By:	I&G 10 PO Square, LLC,
a Delaware limited liability company, its manager

By:	/s/ Ty J. Spearing
Name:	Ty J. Spearing
Title:	Vice President
Hereunto duly authorized

TENANT:

ALBIREO PHARMA, INC.,
a Delaware corporation

By:	/s/ Simon Harford
Name:	Simon Harford
Title:	CFO
Hereunto duly authorized

[COUNTERPART SIGNATURE PAGE TO FIRST AMENDMENT]

EXHIBIT A

PLAN OF REPLACEMENT PREMISES

EXHIBIT B

SCOPE OF WORK

Landlord shall perform the work shown on the Concept Plan, which work shall include the following items to the extent not already shown on the Concept Plan:

1.                                      Exposed hard ceiling in all open areas and Building Standard 2x2 tiles suspended in rooms.

2.                                      2x2 LED drop in lights in rooms and linear pendants in open areas, kitchen/café and coffee areas.

3.                                      Electrical to include all lighting, furniture power, and floor cores in all conference rooms.

4.                                      LVT Plank flooring throughout open areas with Building Standard carpet tile in office/meeting/conference rooms.

5.                                      Butt glazed glass walls and doors in conference rooms and offices.

6.                                      New Wolf upper and lower kitchen cabinets and solid surface counters with under mount sink and stainless faucet in kitchen/café and coffee area at reception.

7.                                      New paint throughout including hard ceiling.

8.                                      New 4” vinyl cove base throughout.

9.                                      Install drywall to deck with acoustical batting between all conference rooms as well as the wall between the CEO office and the boardroom.

10.                               Provide a glass sliding door with frosting into the boardroom from the CEO office.

EXHIBIT C

CONCEPT PLAN